EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 333-103091 and No. 333-211399 on Form S-8 of Landmark Bancorp, Inc. of our report dated March 30, 2023 relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Dallas, Texas
March 30, 2023